Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Full Year 2014 Results

~ Total Sales of $16.6 Million for Q4 and $75.0 Million for Full-Year 2014 ~

~Full Year Sales Growth at 4%, 6% in Constant Currency~

~Over 500,000 Visian® ICLs™ Successfully Implanted~

~ Q4 GAAP Net Loss of $0.07 per Share, Non-GAAP Net Loss of $0.03 ~

MONROVIA, CA, February 25, 2015---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye, today reported sales for the fourth quarter and fiscal year ended January 2, 2015. For the fiscal year, total sales of $75.0 million increased 4% compared to fiscal year 2013 and increased 6% on a constant currency basis. ICL sales were flat compared to prior year while IOL sales grew 1% as reported or 5% in constant currency. Sales of lower margin Other products, including IOL injectors, increased 68%.

As previously announced, sales for the fourth quarter were $16.6 million compared with $18.9 million for the fourth quarter of 2013. The effect of changes in foreign currency reduced sales by $556,000. The fourth quarter of 2014 had five fewer shipping days than the fourth quarter of 2013. Backorders due to a voluntary hold on product and the timing of an order from the Company’s Korean distributor reduced ICL sales by approximately $2.0 million in the quarter. The Company is filling backorders as it manufactures product not subject to the voluntary hold. STAAR continues to work toward a resolution of the voluntary shipping hold.

The Company showed progress in two important international markets during the fourth quarter. In China, STAAR received final approval for the ICL and TICL with CentraFLOW® in November and began shipping product during the quarter. The approval also expanded the ranges for treatment on both myopic and astigmatic corrections. The Company has now trained 200 ophthalmic surgeons in China on the new technology and during January 51% of all ICLs shipped from the distributor to customers were the CentraFLOW technology. China is the largest refractive market in the world according to Market Scope with an estimated 875,000 refractive procedures in 2013. These approvals enable a significant future potential opportunity for the Company to expand its estimated 1.6% market share.

In Korea, ICL sales declined in both the quarter and for the full year, largely due to the previously discussed and disclosed negative media coverage of LASIK complications. Data from major centers in Korea report the impact from that coverage continues to drive declines in all refractive surgery. The Company’s partner in the Korean market continues its direct-to-consumer campaign that highlights the advantages of the Visian ICL refractive procedure.

For the fourth quarter, gross profit margin was 56.7% compared to 68.5% in the fourth quarter of 2013. Approximately 660 basis points of the decline was due to recording inventory reserves, the majority of which was for Toric ICL inventory that had been built in Switzerland in anticipation of the U.S. launch. Other negative impacts included higher ICL unit costs (210 basis points), a higher mix of low margin IOL injector sales (130 basis points), and lower average selling prices (110 basis points).

Operating expenses for the quarter declined 8% to $13.1 million from $14.2 million in the prior year primarily due to lower stock-based compensation expense and the timing of ESCRS conference expenses, partially offset by remediation expenses and costs related to the FDA inspections. General and administrative expense was $0.4 million lower, and selling and marketing expense was $1.7 million lower, compared with the prior year’s quarter. These decreases in expenses were partially offset by a $1.3 million increase in research and development expense, which includes approximately $1.2 million in remediation expenses and costs related to the FDA inspections in the fourth quarter. Remediation expenses and costs related to the FDA panel and inspections were approximately $3.3 million for the fiscal year.

During the fourth quarter of 2014, the Company recorded a $1.4 million income tax benefit, as compared to a benefit of $172,000 in the prior year period. The tax benefit in the quarter was driven by finalization of Swiss tax authority rulings in connection with the Company’s manufacturing consolidation project completed June 2014.

The GAAP net loss for the fourth quarter of 2014 was $2.5 million or $0.07 on a per diluted share basis, compared with a net loss of $876,000 or $0.02 on a per diluted share basis, in the fourth quarter of 2013. Adjusted net loss (excluding manufacturing consolidation expenses for the prior year’s quarter, gain (loss) on foreign currency transactions, stock-based compensation expense and FDA panel and remediation expenses) for the fourth quarter ended January 2, 2015 was $1.2 million or $0.03 per diluted share versus adjusted net income for the prior year’s quarter of $850,000 or $0.02 per diluted share. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

The GAAP net loss for the fiscal year ending January 2, 2015 was $8.4 million or $0.22 on a per diluted share basis, compared to net income of $398,000 or $0.01 on a per diluted share basis for the prior year. Adjusted net income for the full year was $779,000 or $0.02 per diluted share versus adjusted net income of $7.5 million or $0.19 per diluted share for the prior year.

Cash and cash equivalents at January 2, 2015 and October 3, 2014 totaled $13.0 million and $18.4 million respectively. During the quarter ended January 2, 2015, the Company used $3.5 million in cash for operating activities and $1.5 million for the purchase of property and equipment.  Cash used for operating activities during the quarter resulted primarily from payments made for FDA remediation activities and an $800,000 increase in inventory.

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Recent Visian Implantable Collamer® Lens (ICL) Highlights.

•	In February, the total number of Visian ICLs successfully implanted globally surpassed 500,000.

•	ICL sales were $9.0 million during the fourth quarter compared with the $11.5 million reported for the prior year quarter. The decrease was largely due to approximately $2 million in orders that the company was unable to fill by year-end and the timing of orders received from the Company’s distributor in Korea.

•	ICLs with CentraFLOW represented 79% of all ICLs shipped during the quarter, and approximately 100,000 Visian ICLs with the CentraFLOW technology have been successfully implanted since introduction.

•	For fiscal year 2014, ICL sales were $44.0 million, essentially flat compared to $44.1 million in fiscal year 2013. Changes in foreign currency exchange rates had minimal impact on total ICL sales for fiscal year 2014.

•	In China the CFDA approved the Visian ICL with CentraFLOW in November and the launch of this product has begun.

•	In December, the FDA approved the On-line Calculator, a Class III device allowing surgeons to determine power and length for individual ICLs linking to our online ordering system allowing customers to place orders directly from available inventory. We anticipate completing training for the Company’s top five customers by the end of the first quarter with a subsequent roll out to the remainder of our customer base.

Recent Intraocular Lens (IOL) Highlights

•	IOL sales were $5.5 million during the fourth quarter compared with $6.6 million reported for the prior year period. There was a negative currency impact of $314,000 in the quarter.

•	Japan represented 49% of the Company’s total IOL sales and 39% of total IOL units. Revenue in Japan decreased 13% during the quarter, and 3% in constant currency, while Japanese IOL unit sales increased only by 1% during the quarter, despite a growth in units of 6% for the full year. The Company received fewer bulk IOL orders during the quarter as compared to the prior year’s quarter.

•	Europe represented 23% of total IOL sales and 32% of total IOL units in the quarter. European IOL sales decreased by 8% in dollars and 3% in units compared to the prior year quarter.

•	The U.S. accounted for 21% of total IOL sales and 18% of units during the quarter. US IOL sales decreased by 26% in dollars and 28% in units versus the fourth quarter of 2013.

•	For fiscal year 2014, total IOL sales were $24.3 million compared with $24.2 million in fiscal year 2013. The effect of changes in foreign currency exchange rates negatively impacted 2014 IOL sales by approximately $1.1 million. Total IOL units increased 8% in 2014 versus the prior year.

3

Regulatory Update

The Company continues to work to resolve observations issued in the FDA Warning Letter of May 21, 2014 and the related Form 483. The Company developed and implemented corrective action plans related to observations in the May 2014 letter, which required remedial action in four general areas. As disclosed earlier this month, beginning on November 14, 2014 and continuing through February 4, 2015, the FDA conducted a follow-up inspection of the Company’s Monrovia facility and also a post-approval inspection regarding the approved PMA supplement that added the Monrovia facility as an alternate manufacturing facility for the ICL. On February 4, 2015, at the conclusion of the inspections, the FDA issued a Form 483 with 10 inspectional observations. The observations focus primarily on the need for adherence to and improved procedures, processes and documentation relating to design change, design transfer into specifications and production, verification and validation associated with device design and production, improvement in Good Documentation Practices, and broader environmental monitoring. Two of the general areas noted in the May 21, 2014 Warning Letter, the calculator previously used by the Company to use measurements of the eye for ICL sizing, and complaint trending procedures, were not part of the 10 observations made by the Agency on February 4, 2015. The Company will submit its response to the FDA’s most recent observations by February 26, 2015 and will also continue to implement corrective action plans related to the February 4, 2015 Form 483. The Company will continue to address the observations identified in the 2014 Form 483 and 2014 Warning Letter. The Company has enhanced and continues to enhance its overall quality program as it focuses on remediating all elements identified. There can be no assurance that the FDA will be satisfied with the Company’s response. Unless and until STAAR is able to correct outstanding issues to the FDA’s satisfaction, the FDA may withhold approval of new products such as the Toric ICL (TICL) or take additional regulatory or legal action against the Company. Any such further action could have a material and negative impact on the Company’s ongoing business and operations.

4

Conference Call

The Company will host a conference call and video webcast today, February 25, 2015 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss these results and recent corporate developments. The dial-in number for the conference call is 877-299-4454 for domestic participants and 617-597-5447 for international participants, both using the passcode 65517011. The Company will also be using slides to illustrate its fourth quarter results and operational progress. The live video webcast with accompanying slides can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 15256547. An archived video webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformity with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, stock-based compensation expenses, and FDA panel and remediation expenses.

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Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

We have excluded manufacturing consolidation from the fourth quarter of 2014, Spain distribution transition expenses, and FDA panel and remediation expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the consolidation of the Company’s manufacturing operations to the U.S. were largely completed by the end of the second quarter of 2014 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 500,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

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Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; statements regarding new or improved products, including but not limited to, expectations for success of new, existing, or improved products in the U.S. or international markets or US and/or foreign government approval of new or improved products (including the Toric ICL in the U.S.) or commercialization of new products; the nature, timing and likelihood of resolving issues cited in the FDA’s Warning Letter or the Form 483s; future economic conditions or size of market opportunities; expected costs of quality system remediation efforts; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief; expected regulatory activities and approvals, product launches, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 3, 2014, under the caption “Risk Factors,” and also in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 2014, under the caption “Risk Factors,” both of which are on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog or supply delays; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the TICL and/or actions related to the FDA Warning Letter and Form 483s), or to take enforcement action; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, negative media coverage in different regions regarding refractive procedures, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Brian Moore, 310-579-6199	Nicole Kruse, 212-850-6025
Doug Sherk, 415-652-9100

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STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	January 2,	January 3,
ASSETS	2015	2014

Current assets:
Cash and cash equivalents	$13,013	$22,954
Accounts receivable trade, net	11,054	10,731
Inventories, net	15,717	12,514
Prepaids, deposits, and other current assets	4,517	3,503
Deferred income taxes	596	373
Total current assets	44,897	50,075
Property, plant, and equipment, net	10,066	7,405
Intangible assets, net	870	1,380
Goodwill	1,786	1,786
Deferred income taxes	695	626
Other assets	597	659
Total assets	$58,911	$61,931

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,150	$4,750
Accounts payable	6,620	6,263
Deferred income taxes	301	739
Obligations under capital leases	399	288
Other current liabilities	4,976	6,372
Total current liabilities	16,446	18,412
Obligations under capital leases	468	141
Deferred income taxes	1,704	1,654
Asset retirement obligations	115	157
Pension liability	3,079	2,715
Total liabilities	21,812	23,079

Stockholders' equity:
Common stock	384	379
Additional paid-in capital	178,232	170,246
Accumulated other comprehensive income (loss)	(1,070)	282
Accumulated deficit	(140,447)	(132,055)
Total stockholders' equity	37,099	38,852
Total liabilities and stockholders' equity	$58,911	$61,931

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STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended						Year Ended
	% of	January 2,	% of	January 3,	Fav (Unfav)		% of	January 2,	% of	January 3,	Fav (Unfav)
	Sales	2015	Sales	2014	Amount	%	Sales	2015	Sales	2014	Amount	%

Net sales	100.0%	$16,573	100.0%	$18,944	$(2,371)	-12.5%	100.0%	$74,987	100.0%	$72,215	$2,772	3.8%

Cost of sales	43.3%	7,170	31.5%	5,968	(1,202)	-20.1%	34.9%	26,164	30.3%	21,906	(4,258)	-19.4%

Gross profit	56.7%	9,403	68.5%	12,976	(3,573)	-27.5%	65.1%	48,823	69.7%	50,309	(1,486)	-3.0%

Selling, general and administrative expenses:
General and administrative	25.3%	4,192	24.0%	4,546	354	7.8%	24.2%	18,160	22.8%	16,568	(1,592)	-9.6%
Marketing and selling	34.3%	5,689	39.2%	7,417	1,728	23.3%	34.5%	25,879	33.1%	23,888	(1,991)	-8.3%
Research and development	19.6%	3,245	10.4%	1,972	(1,273)	-64.6%	16.5%	12,363	9.3%	6,708	(5,655)	-84.3%
Medical device tax	0.3%	32	0.3%	54	22	40.7%	0.2%	127	0.3%	203	76	37.4%
Selling, general, and administrative expenses	79.5%	13,158	73.9%	13,989	831	5.9%	75.4%	56,529	65.5%	47,367	(9,162)	-19.3%
Other general and administrative expenses	-0.1%	(13)	1.3%	238	251	105.5%	0.4%	321	3.1%	2,242	1,921	85.7%

Total selling, general and administrative expenses	79.4%	13,145	75.2%	14,227	1,082	7.6%	75.8%	56,850	68.6%	49,609	(7,241)	-14.6%

Operating income (loss)	-22.7%	(3,742)	-6.7%	(1,251)	(2,491)	—	-10.7%	(8,027)	1.1%	700	(8,727)	—

Other income (expense):
Interest income	0.2%	25	0.1%	36	(11)	-30.6%	0.1%	51	0.1%	59	(8)	-13.6%
Interest expense	-0.3%	(52)	-0.2%	(36)	(16)	-44.4%	-0.2%	(154)	-0.1%	(170)	16	9.4%
Gain (loss) on foreign currency transactions	-1.2%	(200)	0.4%	77	(277)	-359.7%	-1.2%	(896)	0.1%	39	(935)	—
Other income, net	0.3%	44	0.7%	126	(82)	-65.1%	0.5%	381	0.7%	486	(105)	-21.6%
Total other income (expense), net	-1.1%	(183)	1.0%	203	(386)	-190.1%	-0.8%	(618)	0.6%	414	(1,032)	-249.3%

Income before provision (benefit) for income taxes	-23.7%	(3,925)	-5.5%	(1,048)	(2,877)	274.5%	-11.5%	(8,645)	1.7%	1,114	(9,759)	-876.0%

Provision (benefit) for income taxes	-8.4%	(1,387)	-0.9%	(172)	1,215	-706.4%	-0.3%	(253)	1.0%	716	969	135.3%

Net income (loss)	-15.3%	$(2,538)	-4.7%	$(876)	$(1,662)	—	-11.2%	$(8,392)	0.7%	$398	$(8,790)	—

Net income (loss) per share - basic		$(0.07)		$(0.02)				$(0.22)		$0.01
Net income (loss) per share - diluted		$(0.07)		$(0.02)				$(0.22)		$0.01

Weighted average shares outstanding - basic		38,413		37,111				38,091		36,706
Weighted average shares outstanding - diluted		38,413		37,111				38,091		38,607

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STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited
	Year Ended
	January 2,	January 3,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(8,392)	$398
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	2,078	1,711
Amortization of intangibles	382	440
Deferred income taxes	(842)	104
Fair value adjustment of warrant	-	(27)
Loss on disposal of property and equipment	-	200
Stock-based compensation expense	4,663	4,489
Change in net pension liability	194	162
Accretion of asset retirement obligation	3	10
Other	182	263
Changes in working capital:
Accounts receivable	(934)	(2,938)
Inventories	(3,943)	(1,603)
Prepaids, deposits and other current assets	(1,061)	(1,063)
Accounts payable	972	367
Other current liabilities	(1,253)	842
Net cash (used in) provided by operating activities	(7,951)	3,355

Cash flows from investing activities:
Acquisition of property and equipment	(4,054)	(3,448)
Net cash used in investing activities	(4,054)	(3,448)

Cash flows from financing activities:
Repayment of capital lease obligations	(490)	(841)
Proceeds from exercise of stock options	3,022	3,286
Net cash provided by financing activities	2,532	2,445

Effect of exchange rate changes on cash and cash equivalents	(468)	(1,073)

(Decrease) increase in cash and cash equivalents	(9,941)	1,279
Cash and cash equivalents, at beginning of the period	22,954	21,675
Cash and cash equivalents, at end of the period	$13,013	$22,954

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STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended					Year Ended
		January 2,		January 3,	% Change		January 2,		January 3,	% Change
Geographic Sales		2015		2014	Fav (Unfav)		2015		2014	Fav (Unfav)
United States	14.7%	$2,441	18.3%	$3,463	-29.5%	14.8%	$11,117	17.8%	$12,851	-13.5%

Japan	28.7%	4,757	22.4%	4,239	12.2%	25.5%	19,107	24.5%	17,666	8.2%
China	10.2%	1,696	10.8%	2,043	-17.0%	12.5%	9,370	11.9%	8,618	8.7%
Korea	5.4%	891	10.0%	1,893	-52.9%	8.8%	6,563	10.7%	7,743	-15.2%
Spain	7.8%	1,292	7.4%	1,401	-7.8%	7.4%	5,562	6.7%	4,867	14.3%
France	4.5%	740	4.3%	824	-10.2%	4.9%	3,696	3.5%	2,546	45.2%
Other	28.7%	4,756	26.8%	5,081	-6.4%	26.1%	19,572	24.8%	17,924	9.2%
Total International Sales	85.3%	14,132	81.7%	15,481	-8.7%	85.2%	63,870	82.2%	59,364	7.6%

Total Sales	100.0%	$16,573	100.0%	$18,944	-12.5%	100.0%	$74,987	100.0%	$72,215	3.8%

Product Sales
Core products
ICLs	54.3%	$8,994	60.8%	$11,512	-21.9%	58.7%	$44,047	61.1%	$44,128	-0.2%
IOLs	33.4%	5,532	35.0%	6,620	-16.4%	32.5%	24,336	33.4%	24,153	0.9%
Total core products	87.6%	14,526	95.7%	18,132	-19.9%	91.2%	68,383	94.6%	68,281	0.1%
Non-core products
Other	12.4%	2,047	4.3%	812	151.9%	8.8%	6,604	5.4%	3,934	67.9%
Total Sales	100.0%	$16,573	100.0%	$18,944	-12.5%	100.0%	$74,987	100.0%	$72,215	3.8%

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
(in 000's)
Unaudited	Three Months Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2015	2014	2015	2014
Net income (loss) - (as reported)	$(2,538)	$(876)	$(8,392)	$398
Less:
Manufacturing consolidation expenses	(13)	238	321	2,242
Spain distribution transition cost	-	-	-	442
Foreign currency impact	200	(77)	896	(39)
Fair value adjustment of warrants	-	-	-	(27)
Stock-based compensation expense	(73)	1,565	4,663	4,489
FDA panel/remediation expense	1,187	-	3,291	-
Net income (loss) - (adjusted)	$(1,237)	$850	$779	$7,505

Net income (loss) per share, basic - (as reported)	$(0.07)	$(0.02)	$(0.22)	$0.01
Manufacturing consolidation expenses	(0.00)	0.01	0.01	0.06
Spain distribution transition cost	-	-	-	0.01
Foreign currency impact	0.01	(0.00)	0.02	(0.00)
Fair value adjustment of warrants	-	-	-	(0.00)
Stock-based compensation expense	(0.00)	0.04	0.12	0.12
FDA panel/remediation expense	0.03	-	0.09	-
Net income (loss) per share, basic - (adjusted)	$(0.03)	$0.02	$0.02	$0.20

Net income (loss) per share, diluted - (as reported)	$(0.07)	$(0.02)	$(0.22)	$0.01
Manufacturing consolidation expenses	(0.00)	0.01	0.01	0.06
Spain distribution transition cost	-	-	-	0.01
Foreign currency impact	0.01	(0.00)	0.02	(0.00)
Fair value adjustment of warrants	-	-	-	(0.00)
Stock-based compensation expense	(0.00)	0.04	0.12	0.12
FDA panel/remediation expense	0.03	-	0.09	-
Net income (loss) per share, diluted - (adjusted)	$(0.03)	$0.02	$0.02	$0.19

Weighted average shares outstanding - Basic	38,413	37,111	38,091	36,706
Weighted average shares outstanding - Diluted	38,413	37,111	38,091	38,607

Note:  Net income (loss) per share (adjusted), basic and diluted, may not add due to rounding

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited
	Three Months Ended
	GAAP Sales
	January 2,	Effect of	Constant	January 3,	As Reported		Constant Currency
	2015	Currency	Currency	2014	$ Change	% Change	$ Change	% Change
ICL	$8,994	$47	$9,041	$11,512	$(2,518)	-21.9%	$(2,471)	-21.5%
IOL	5,532	314	5,846	6,620	(1,088)	-16.4%	(774)	-11.7%
Other	2,047	195	2,242	812	1,235	152.0%	1,430	176.1%
Total Sales	$16,573	$556	$17,129	$18,944	$(2,371)	-12.5%	$(1,815)	-9.6%

	Year Ended
	GAAP Sales
	January 2,	Effect of	Constant	January 3,	As Reported		Constant Currency
	2015	Currency	Currency	2014	$ Change	% Change	$ Change	% Change
ICL	$44,047	$115	$44,162	$44,128	$(81)	-0.1%	$34	0.1%
IOL	24,336	1,068	25,404	24,153	183	0.8%	1,251	5.2%
Other	6,604	434	7,038	3,934	2,670	67.9%	3,104	78.9%
Total Sales	$74,987	$1,617	$76,604	$72,215	$2,772	3.8%	$4,389	6.1%

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